Exhibit 99.1

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO Earnings per Share Reach $0.36 in Second Fiscal Quarter

Current T-Mobile Ecommerce Marketing and Sales Relationship to Continue through July 31, 2005

HUNT VALLEY, MARYLAND, OCTOBER 26, 2004-TESSCO Technologies (Nasdaq: TESS), a leading supplier of integrated product plus supply chain solutions to the wireless communications industry, today reported its financial performance for its second quarter ended September 26, 2004.

Comments from Chairman, President and Chief Executive Officer

Robert Barnhill, Chairman, President and Chief Executive Officer stated:

“I am pleased to announce, as a result of growth in all of our lines of business and improved productivity, we achieved earnings per share of $0.36 in our second fiscal quarter ended September 26, 2004. Last year’s second quarter earnings included a $0.42 per share benefit from the final insurance settlement from the disaster recovery of the destruction of our Global Logistics Center, and totaled $0.52 earnings per share.

As previously announced, T-Mobile USA is planning to transition from the TESSCO Ecommerce Marketing and Sales System (“TEMSS”) to an in-house system to serve its business-to-business, consumer direct and telesales channels. TESSCO and T-Mobile have reached an agreement under which TESSCO will continue to provide T-Mobile it’s TEMSS System and fulfillment services, through July 31, 2005. Sales from these T-Mobile programs accounted for 38% of TESSCO’s total revenues in this quarter, but only 19% of our total gross profit. During the transition period, while continuing to deliver a high service level to T-Mobile and it’s customers, TESSCO will re-deploy resources to future opportunities and plan necessary expense reductions to minimize the financial impact of the loss of this business.

Notwithstanding this transition, we expect earnings to be in the range of $1.30 to $1.40 for our current fiscal year, ending March 27, 2005. For next fiscal year, ending March 26, 2006, we expect earnings to be in the range of $1.25 to $1.45. We expect higher margins next year, but a decline in revenue due to the elimination of the high dollar value, low gross margin T-Mobile wireless handset sales.

In this quarter, revenues grew 41% over last year’s comparable quarter; consumer sales grew 104% and commercial and government market sales were up 15% for the same period. Within our commercial markets, sales of our network infrastructure, mobile devices and accessories, and installation, test and maintenance products, increased 6%, 22% and 31% over last year’s comparable quarter.

Growth within our commercial and government market continues to be a primary business generation focus. During the quarter, TESSCO distributed its newest Your Total Source™ Solutions Guide to over 41,500 industry professionals responsible for designing, building, maintaining and/or using wireless systems. A hallmark in the industry, this 1,869-page knowledge tool features approximately 34,000 products, of which approximately 15,000 are covered under our General Services Administration (GSA) contracts.

In an effort to improve margins, we are aggressively pursuing direct sourcing, primarily in China. This program was initiated to expand our product offering while lowering total costs, allowing us to offer customers more value while increasing our profitability.

During the second quarter we continued our stock buyback program by purchasing 229,403 shares of our outstanding common stock at an average price of $11.32. To date, we have purchased a total of 342,303 shares at an average price of $9.79. Currently, 107,697 shares remain available for purchase by us under the program. A total of 4,221,900 shares of common stock are currently outstanding. We intend to continue to buy back our shares.

We look forward to continuing our momentum by executing our strategies and plans. Thank you for your continued support.”

Financial Results for the Second Quarter

Total revenues reached $115.7 million for the second quarter, up 41% compared to $81.9 million for the second quarter of last fiscal year, and up 5% on a sequential basis as compared to the first quarter. Gross profit was $23.0 million for the second quarter compared to $19.3 million for the second quarter of last fiscal year and $22.4 million for the first quarter of fiscal 2005. Gross profit margin declined slightly, totaling 19.9% for the second quarter compared to 20.2% in the prior quarter. Compared to the prior year quarter, our gross profit margin declined from 23.5%, driven by the very large year over year growth in lower margin consumer handset sales.

As gross profit increased by 19% compared to the prior year second quarter, selling, general and administrative expenses increased by only 10%. Total selling, general and administrative expenses for the second quarter totaled $20.3 million as compared to $18.5 million in the prior year quarter and $20.0 million in the first quarter of fiscal 2005.

Net income for the second quarter totaled $1.6 million. Net income for the prior year second quarter included a $1.9 million after-tax benefit from insurance proceeds related to the October 2002 flooding of our Global Logistics Center and totaled $2.3 million. Diluted earnings per share were $0.36 for the second quarter. Diluted earnings per share for the prior year second quarter included a $0.42 per share benefit from insurance proceeds and totaled $0.52.

We ended the second quarter with cash and cash equivalents totaling $8.5 million and corporate borrowings of only $5.5 million, all of which are facility mortgages.

Revenues for the first six months of fiscal year 2005 were $226.3 million as compared to $151.9 million for the first six months of last fiscal year, or a 49% increase. This increase was the result of a 22% increase in commercial and government market sales and a 117% increase in sales in our consumer and affinity market. Gross profit totaled $45.4 million for the first six months of fiscal 2005 compared to $36.6 million for the same period in the prior year.

Net income for the first six months of the fiscal year totaled $3.0 million. Net income for the prior year period included a $1.9 million after-tax benefit from insurance proceeds and totaled $2.0 million. Diluted earnings per share for the first six months of fiscal year 2005 totaled $0.68. Diluted earnings per share for the prior year period included a $0.42 per share benefit from insurance proceeds and totaled $0.44.

BUSINESS OUTLOOK

The following statements and the statements above made by Robert Barnhill as to our anticipated results, are based on current expectations. These statements are forward-looking, and actual results may differ materially. Continuing uncertainty in economic conditions make it particularly difficult to forecast product demand and other related matters.

For the fiscal year ending in March 2005, we expect earnings per share to be in the range of $1.30 to $1.40.

For our fiscal year ending in March 2006, we expect an increase in our commercial revenues and a significant decrease in our consumer revenue related to the transition of our T-Mobile business described above. We are estimating earnings per share for our fiscal year ending in March 2006 to be in the range of $1.25 to $1.45.

The Company’s internal EPS targets for fiscal 2006 related to its incentive compensation programs, which include the previously announced Performance Stock Unit Award program, are threshold EPS of $1.23 and goal EPS of $2.30. These targets include the projected impact of the program.

Though we see signs that the market in general is stabilizing, there can be no assurances that this trend will continue.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Second quarter results will be discussed in a teleconference on October 27, 2004 at 10 a.m. ET. The conference call will be webcast live on the Internet at http://www.tessco.com.

About TESSCO

TESSCO Technologies Incorporated (Nasdaq: TESS), “the vital link to a wireless world™.” TESSCO connects wireless system operators, service organizations, and resellers with the product and supply chain solutions required to keep networks and users on the air. TESSCO’s vision is to be Your Total Source® supplier for everything needed to design, build, run, maintain or use wireless. TESSCO delivers to its customer what they need, when and where they need it, to the point of use or sale, streamlining the supply chain process and lowering inventories and total costs.

For manufacturers, TESSCO presents, markets, sells, supplies and supports their products as part of a total customer solution, thus providing a cost- effective channel to a broad and diverse customer base.

TESSCO began its “total source” operations in 1982 and completed its public offering (Nasdaq: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO’s Global Logistics Center in Maryland and Americas Sales and Logistics Center in Nevada configure orders for complete, on-time delivery throughout the world.

TESSCO delivers best-of-breed, end-to-end solutions from its product offering of 34,000 items from 450 manufacturers. Product solutions fall within the broad categories of network infrastructure, mobile devices and accessories, and installation, test and maintenance products and services.

TESSCO currently serves customers through three distinct sales channels: sell-to, sell-through and affinity channels. TESSCO sells to over 9,400 commercial and government sell-to and sell-through customers per month, including a diversified mix of cellular, PCS and paging carriers; system operators; Internet service providers; infrastructure site owners and contractors; integrators; enterprise, utility and transportation; education and healthcare; state and local government; federal government and military; wireless dealers; value-added resellers; and retailers.

Within the consumer-direct affinity channel, TESSCO sells to over 34,500 subscribers per month through its private and co-branded phone and Web “stores.”

To learn more about TESSCO Technologies Incorporated, we invite you to search our world-class TESSCO.com® Web site for information about our company, our value proposition and our commitment to marketing innovation and operational excellence.

This press release contains forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

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TESSCO TECHNOLOGIES INCORPORATED

Consolidated Statements of Income

	Fiscal Quarters Ended			Six Months Ended
	September 26, 2004	June 27, 2004	September 28, 2003	September 26, 2004	September 28, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$115,689,700	$110,605,000	$81,928,500	$226,294,700	$151,919,600
Cost of goods sold	92,708,200	88,215,600	62,664,700	180,923,800	115,350,100

Gross profit	22,981,500	22,389,400	19,263,800	45,370,900	36,569,500

Selling, general and administrative expenses	20,309,500	19,989,100	18,522,800	40,298,600	36,304,300
Benefit from insurance proceeds	—	—	(3,054,000)	—	(3,054,000)
	20,309,500	19,989,100	15,468,800	40,298,600	33,250,300

Income from operations	2,672,000	2,400,300	3,795,000	5,072,300	3,319,200

Interest, net	42,700	34,600	42,600	77,300	80,500

Income before provision for income taxes	2,629,300	2,365,700	3,752,400	4,995,000	3,238,700

Provision for income taxes	1,025,400	922,600	1,463,400	1,948,000	1,263,000

Net income	$1,603,900	$1,443,100	$2,289,000	$3,047,000	$1,975,700

Basic earnings per share	$0.37	$0.33	$0.52	$0.69	$0.44

Diluted earnings per share	$0.36	$0.32	$0.52	$0.68	$0.44

Basic weighted average shares outstanding	4,376,500	4,435,000	4,416,800	4,405,800	4,443,500

Diluted weighted average shares outstanding	4,440,700	4,544,600	4,422,600	4,492,600	4,446,800

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 26, 2004	March 28, 2004
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,535,200	$6,765,600
Trade accounts receivable, net	53,858,000	47,124,600
Product inventory	45,952,200	40,987,100
Deferred tax asset	2,079,000	2,079,000
Prepaid expenses and other current assets	2,725,400	2,494,300
Total current assets	113,149,800	99,450,600

PROPERTY AND EQUIPMENT, net	25,676,900	25,944,700
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	1,233,200	1,281,200
Total assets	$142,512,100	$129,128,700

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$67,163,500	$55,250,000
Accrued expenses and other current liabilities	6,969,300	6,588,500
Revolving line of credit	—	—
Current portion of long-term debt	360,400	282,000
Total current liabilities	74,493,200	62,120,500

DEFERRED TAX LIABILITY	3,419,100	3,419,100
LONG-TERM DEBT, net of current portion	5,182,500	5,354,700
OTHER LONG-TERM LIABILITIES	1,710,500	1,900,900
Total liabilities	84,805,300	72,795,200

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	48,700	48,500
Additional paid-in capital	23,172,100	22,250,200
Treasury stock, at cost	(7,142,700)	(4,547,000)
Retained earnings	41,628,700	38,581,800
Total shareholders’ equity	57,706,800	56,333,500
Total liabilities and shareholders’ equity	$142,512,100	$129,128,700

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